Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAVE THE WORLD AIR, INC.

(Exact name of registrant as specified in its charter)

Nevada	52-2088326
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5125 Lankershim Boulevard
North Hollywood, CA 91601
(Address of principal executive offices)

Consulting Agreement
(Full title of the plan)

Edward L. Masry, Esq.
Masry & Vititoe
5707 Corsa Avenue, Second Floor
Westlake Village, CA 91362
(Name and address of agent for service)

(818) 991-8900
(Telephone number, including area code, of agent for service)

With a Copy to:
Douglas K. Simpson
Rein Evans & Sestanovich LLP
1925 Century Park East, 16th Floor
Los Angeles, CA 90067
(310) 551-3100

Calculation of Registration Fee

	Amount to be	Proposed maximum	Proposed maximum
Title of securities to be	registered	offering	aggregate offering	Amount of
registered	(1)	price per share	price	registration fee
Common Stock, par value $0.001 per share(2)	50,000 shares	$1.00	$50,000	$5.89

(1)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)	Shares of Common Stock that are issuable upon exercise of outstanding warrants to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $1.00 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

     As permitted by Rule 428 under the Securities Act of 1933, as amended, this Registration Statement omits the information specified in Part I of Form S-8. The documents constituting Part I of this Registration Statement will be sent or given to the participant as required by Rule 428(b).

     The Registrant is not filing these documents with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

     Copies of the Consulting Agreement (the “Plan”), the Annual Report on Form 10-KSB of Save the World Air, Inc., a Nevada corporation (the “Registrant”), for the year ended December 31, 2003, all Quarterly Reports on Form 10-QSB and any Current Reports filed with the Commission during the past twelve months have been provided to the Plan participant.

     The Registrant also undertakes to furnish, without charge, to such participant or persons purchasing any of the securities registered hereby, copies of all such documentation. Requests should be directed to Edward L. Masry, Esq. at the address and telephone appearing on the Cover Page of this Registration Statement.

     Additional information regarding the Registrant may be reviewed at the Commission’s web site www.sec.gov, in the Edgar Archives.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents which have been filed with the Commission by the Registrant are incorporated herein by reference and made a part hereof:

     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on April 15, 2004;

     (b) The following reports filed pursuant to Sections 13(a) or 15(d) of the Securities Act of 1934 (the “Exchange Act”):

•	Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 25, 2004;

•	Form 8-K dated May 20, 2004, filed with the Commission on May 21, 2004;

•	Form 8-K dated May 24, 2004, filed with the Commission on May 28, 2004;

•	Form 10-QSB for the fiscal quarter ended March 31, 2003, filed with the Commission on June 7, 2004;

•	Form 10-QSB for the fiscal quarter ended June 30, 2003, filed with the Commission on June 7, 2004;

•	Form 10-QSB for the fiscal quarter ended September 30, 2003, filed with the Commission on June 7, 2004;

•	Form 10-QSB/A for the fiscal quarter ended March 31, 2003, filed with the Commission on July 1, 2004;

•	Form 10-QSB/A for the fiscal quarter ended June 30, 2003, filed with the Commission on July 1, 2004;

•	Form 10-QSB/A for the fiscal quarter ended September 30, 2003, filed with the Commission on July 1, 2004;

•	Form 10-QSB for the fiscal quarter ended March 31, 2004, filed with the Commission on July 16, 2004;

•	Form 8-K dated July 1, 2004, filed with the Commission on July 12, 2004;

•	Form 10-QSB for the fiscal quarter ended June 30, 2004, filed with the Commission on August 23, 2004; and

•	Form 10-QSB for the fiscal quarter ended September 30, 2004, filed with the Commission on December 6, 2004; and

     (c) The description of the Common Stock contained in the Registrant’s Form 10-SB, filed with the Commission on January 27, 2000, as amended by Amendment No. 1 to Form 10-SB, filed with the Commission on March 2, 2000 and as further amended by Amendment No. 2 to Form 10-SB, filed with the Commission on March 3, 2000.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Officers and Directors.

     Section 78.751 of the General Corporation Law of the State of Nevada contains provisions entitling directors and officers of a corporation to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses, including attorney’s fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the corporation, provided such officers or directors acted in good faith.

     As permitted by Section 78.751, Article 11 of the Registrant’s by-laws provides for indemnification of directors and officers against certain liabilities. Pursuant to the Registrant’s by-laws, the Registrant’s officers and directors are indemnified, to the fullest extent available under Nevada law, against expenses, liabilities and losses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of the Registrant’s directors or officers. The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnified person undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by the Registrant.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

5.1	Opinion of Rein Evans & Sestanovich LLP

23.1	Consent of Weinberg & Company, P.A.

23.2	Consent of Rein Evans & Sestanovich LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney (contained on signature page).

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the ”1933 Act”);

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of North Hollywood, State of California on January 12, 2005.

Save the World Air, Inc.
By:	/s/ Eugene E. Eichler
	Name:	Eugene E. Eichler
	Title:	President and Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward L. Masry and Eugene E. Eichler, and each of them, as their true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all instruments which said attorneys-in-fact and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules and regulations or requirements of the Securities and Exchange Commission in connection with this registration statement, including any and all amendments, (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Edward L. Masry Edward L. Masry, Esq	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 12, 2005

/s/ Eugene E. Eichler Eugene E. Eichler, CPA	President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	January 12, 2005

/s/ Bruce H. McKinnon Bruce H. McKinnon	Chief Operating Officer, Executive Vice President and Director	January 12, 2005

/s/ Robert F. Sylk Robert F. Sylk	Vice President and Director	January 12, 2005

/s/ J. Joseph Brown Hon. J. Joseph Brown, AO	Director	January 12, 2005

/s/ John F. Price John F. Price, Ph.D	Director	January 12, 2005

/s/ Joseph Helleis Joseph Helleis	Director	January 12, 2005